Exhibit 8.2

                    , 2012

Board of Directors

Hamilton Bank

501 Fairmount Avenue

Suite 200

Towson, Maryland 21286

Re:	State Income Tax Opinion Relating to the Conversion of Hamilton Bank from a Federally-chartered Mutual Savings Bank to a Federally-chartered Stock Savings Bank

Ladies and Gentlemen:

You have requested our opinion regarding the Maryland state income tax consequences of the proposed conversion of Hamilton Bank (Bank) from a federally-chartered mutual savings bank to a federally-chartered stock savings bank (Converted Bank) and the acquisition of the Converted Bank’s capital stock by Hamilton Bancorp, Inc., a Maryland corporation (Holding Company), pursuant to a Plan of Conversion initially adopted by the Board of Directors of the Bank on June 13, 2012(Plan of Conversion). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan of Conversion.

In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan of Conversion and of such corporate records of the parties to the conversion as we have deemed appropriate. We have also relied upon, without independent verification, the representations of Hamilton Bank and Hamilton Bancorp, Inc. contained in their Certificate of Representations dated                                 , 2012. We have assumed that such representations are true and that the parties to the conversion will act in accordance with the Plan of Conversion.

Our opinion is limited solely to Maryland state income tax consequences and will not apply to any other taxes, jurisdictions, transactions, or issues.

In rendering the opinion set forth below, we have relied on the opinion of Luse Gorman Pomerenk & Schick, P.C. related to the federal tax consequences of the proposed conversion (Federal Tax Opinion), without undertaking to verify the federal tax consequences by independent investigation.

Our opinion is subject to the truth and accuracy of certain representations made by the Bank to us and, Luse Gorman Pomerenk & Schick, P.C. and the consummation of the proposed conversion in accordance with the terms of the Plan of Conversion and applicable state law.

Hamilton Bank

                            , 2012

Our opinion is based on currently existing provisions of the Annotated Code of Maryland, existing regulations and current administrative rulings and court decisions thereunder. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of our opinion or of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the proposed conversion. We are under no obligation to update our opinion for such changes or interpretations. Furthermore, our opinion will not bind the Comptroller of Maryland and; therefore, the Comptroller of Maryland is not precluded from asserting a contrary position.

Luse Gorman Pomerenk & Schick, P.C. Federal Tax Opinion

Luse Gorman Pomerenk & Schick, P.C. has provided an opinion that addresses the material federal income tax consequences of the planned conversion and reorganization. The opinion, which relies upon standard factual representations given by the Bank, concluded, as follows:

1.	The change in the form of operation of the Bank from a federal mutual savings bank to a federal stock savings bank, as described above, will constitute a reorganization within the meaning of Code Section 368(a)(1)(F), and no gain or loss will be recognized to either the Bank or to Stock Bank as a result of such Conversion. See Rev. Rul. 80-105, 1980-1 C.B. 78. The Bank and Stock Bank will each be a party to a reorganization within the meaning of Code Section 368(b). Rev. Rul. 72-206, 1972-1 C.B. 104.

2.	No gain or loss will be recognized by Stock Bank on the receipt of money from Holding Company in exchange for its shares or by Holding Company upon the receipt of money from the sale of Holding Company Conversion Shares. Code Section 1032(a).

3.	The assets of the Bank will have the same basis in the hands of Stock Bank as they had in the hands of the Bank immediately prior to the Conversion. Code Section 362(b).

4.	The holding period of the Bank’s assets to be received by Stock Bank will include the period during which the assets were held by the Bank prior to the Conversion. Code Section 1223(2).

5.	No gain or loss will be recognized by the account holders of the Bank upon the issuance to them of withdrawable deposit accounts in Stock Bank in the same dollar amount and under the same terms as their deposit accounts in the Bank and no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon receipt by them of an interest in the Liquidation Account of Stock Bank, in exchange for their ownership interests in the Bank. Code Section 354(a).

6.	The basis of the account holders’ deposit accounts in the Stock Bank will be the same as the basis of their deposit accounts in the Bank surrendered in exchange therefor. The basis of each Eligible Account Holder’s, Supplemental Eligible Account Holder’s and Other Member’s interests in the Liquidation Account of the Stock Bank will be zero, that being the cost of such property.

7.	It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Holding Company Conversion Shares will be zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon the distribution to them of the nontransferable subscription rights to purchase Holding Company Conversion Shares. No taxable income will be realized by the Eligible Account Holders, Supplemental Eligible Account Holders or Other Members as a result of the exercise of the nontransferable subscription rights. Rev. Rul. 56-572, 1956-2 C.B. 182.

Hamilton Bank

                            , 2012

Luse Gorman Pomerenk & Schick, P.C. Federal Tax Opinion (Continued)

8.	It is more likely than not that the basis of the Holding Company Conversion Shares to its stockholders will be the purchase price thereof. (Section 1012 of the Code). The stockholder’s holding period will commence upon the exercise of the subscription rights. (Section 1223(5) of the Code).

9.	For purposes of Section 381 of the Code, the Stock Bank will be treated as if there had been no reorganization. Accordingly, the taxable year of the Bank will not end on the effective date of the Conversion merely because of the transfer of assets of the Bank to the Stock Bank, and the tax attributes of the Bank will be taken into account by the Stock Bank as if there had been no reorganization. (Treas. Reg. Section 1.381(b)-(1)(a)(2)).

10.	The part of the taxable year of the Bank before the reorganization and the part of the taxable year of Stock Bank after the reorganization will constitute a single taxable year of Stock Bank. See Rev. Rul. 57-276, 1957-1 C.B. 126. Consequently, the Bank will not be required to file a federal income tax return for any portion of such taxable year solely by reason of the Conversion. Treas. Reg. Section 1.381(b)-1(a)(2).

11.	The tax attributes of the Bank enumerated in Code Section 381(c) will be taken into account by Stock Bank. Treas. Reg. Section 1.381(b)-1(a)(2).

Discussion Related to Maryland State Income Tax Consequences

Title 10 of the Annotated Code of Maryland outlines the provisions for income tax in the State of Maryland. Income tax for individuals and corporations is addressed in Subtitle 2 and Subtitle 3 of the Annotated Code of Maryland, respectively. The Maryland modified income of a corporation is the corporation’s federal taxable income for the taxable year as determined under the Internal Revenue Code and as adjusted under Title 10, Subtitle 3, Part II of the Annotated Code of Maryland. Accordingly, based upon the facts and representation stated herein and the existing law, it is the opinion of Rowles & Company, LLP regarding the Maryland state income tax consequences of the proposed conversion that:

1.	No gain or loss will be recognized by the Bank by reason of the conversion of the Bank from a mutual to a stock form of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

2.	No income tax will be imposed on account holders by reason of the conversion of the Bank from a mutual to a stock form of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

3.	No gain or loss will be recognized by the Holding Company upon the sale of shares of common stock in the Offering.

4.	No income tax will be imposed on account holders of the Bank upon the issuance to them of accounts in the Converted Bank immediately after the conversion, in the same dollar amounts and on the same terms and conditions as their accounts at the Bank, plus interests in the liquidation account in the Converted Bank.

5.	No income tax will be imposed on eligible account holders, supplemental eligible account holders and other members upon the issuance to them of Subscription Rights.

6.	The holding period and tax basis of any stock involved in the proposed conversion will be the same as for federal tax purposes.

Hamilton Bank

                            , 2012

Legal Disclaimer

The opinions contained herein are rendered only with respect to the specific matters discussed herein and we express no opinion with respect to any other legal federal, state or local tax aspect of these transactions. This opinion is not binding upon any tax authority, including the Comptroller of Maryland or any court, and no assurance can be given that a position contrary to that expressed herein will not be assessed by a tax authority.

However, all of the foregoing authorities are subject to change or modification which can be retroactive in effect and; therefore, could also affect our opinions. We undertake no responsibility to update our opinions for any subsequent change or modification.

We hereby consent to the filing of the opinion as an exhibit to the Application for Conversion filed with the Office of the Comptroller of the Currency and to this opinion in the prospectus included in the registration statement on Form S-1 under the headings “The Conversion and Offering – Material Income Tax Consequences” and “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Baltimore, Maryland

                             , 2012